Exhibit 99.2

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

Ceva, Inc.

Fourth Quarter and Full Year 2024 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 13, 2025

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s fourth quarter and full year 2024 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding our strategy and growth opportunities, market positioning, trends and dynamics, including the impacts of the AI super-cycle, recent advances related to LLM efficiency and the shift from AI inference processing in the cloud to the edge, expectations regarding demand for and benefits of our technologies and revenues from long-term strategic engagements with industry leaders, our sales pipeline and backlog, and our financial goals and guidance regarding future performance. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business, financial results from Intrinsix were transitioned to a discontinued operation beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today. 2024 was a transformative year for Ceva, marking a year of exceptional execution with double-digit revenue growth, increased profitability and expanded market leadership for the smart edge. Our growth strategy, which we shared during our investor day at the end of 2023, positioned us to exceed our expectations for 2024 while keeping us strategically focused on our long-term goals to maximize shareholder value.

Our core strategy of partnering closely with our customers to solve their most critical technology challenges through a comprehensive, best-in-class portfolio of IP platforms continues to drive our growth. By enabling smart edge devices to connect, sense and infer data at the edge, we are delivering impactful solutions that drive success for both our partners and our business. In 2024, we have strengthened our leadership and influence around our key technology pillars, reinforcing our dominant position in wireless connectivity while expanding our sense and inference product offerings and global customer base. Our large, highly diversified customer base spans across multiple industries and end markets, creating multiple licensing growth engines and strong royalty tailwinds that are further enhanced by the expansion of AI across industries and everyday life. Before reviewing the year and our key achievements, I’ll first provide an overview of our fourth quarter performance.

For the fourth quarter, I am pleased to report another strong quarter, with both licensing and royalties combining to deliver 21% year-over-year revenue growth and exceeding market expectations. As we highlighted in recent earnings calls, our business momentum is fueled by the AI super-cycle, with significant investment shifting towards enabling AI inference processing at the edge. This trend perfectly intersects with our industry-leading portfolio of IPs which enable any edge device to connect wirelessly, sense its environment via vision, sound or motion and perform real-time, on-device inference, enabling faster and more efficient decision-making at the edge.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

We believe that recent advancements related to large language model efficiency - with significantly lower training and inference costs and reduced memory requirements - will make AI more accessible, efficient, and affordable, particularly at the edge. As LLMs become smaller and less resource-intensive, the shift from centralized cloud processing to on-device AI will accelerate, unlocking new opportunities for real-time, edge-based intelligence.

In the quarter we signed several key strategic licensing deals, the first deal to note is with a top-tier global MCU company, which has signed a long-term architecture licensing agreement for our Wi-Fi platform. This partnership will enable our customer to offer end-to-end connectivity solutions across a wide range of IoT and IIoT applications. As the market for Wi-Fi connectivity continues to grow, so does the complexity of the standards and the large number of products with different connectivity flavors that MCU companies need to integrate Wi-Fi into. By standardizing on Ceva-wave Wi-Fi platform architecture, this customer will streamline their Wi-Fi efforts and focus on their core key differentiators while benefitting from our IP to deliver best-in-class connectivity solutions across their MCU portfolio, targeting multiple end-markets.

The second major strategic deal relates to the mobile market, where we concluded a long-term licensing agreement with a leading U.S. OEM to use our technology in their in-house 5G modem. We anticipate that this agreement will lead to significant market share expansion of our wireless communication IP. We expect this agreement to drive a meaningful, long-term royalty stream in the years to come.

These types of long-term strategic engagements with industry leaders serve as a cornerstone of our future growth. By aligning our IP portfolio and their product roadmaps, we unlock more opportunities with our partners, create lasting relationships and improve our long-term profitability.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

In addition to these two strategic connectivity deals, our AI products achieved key milestones this quarter, including signing important licensing agreements for our AI DSPs and NeuPro-Nano NPUs with a first-time customer to accelerate their edge AI product roadmap and add new sensing-related features and capabilities. Market interest and demand for our edge AI portfolio continue to accelerate, both from existing and new customers, looking to solve the challenge of adding AI to their smart edge products. Our unified NPU portfolio scales from the smallest, most power sensitive embedded use cases required in MCUs and consumer SoCs up to multi-engine NPUs for co-pilot, ADAS and other high performance use cases, providing customers with a solution that addresses their specific needs. Feedback from our customers has been overwhelming positive and we’re very encouraged by the progress we’re making on the edge AI front.

Other agreements in the quarter include a multi-year Bluetooth extension with an existing mobile customer and multiple deals for our Wi-Fi and Bluetooth 6 and 7 platforms with customers in consumer and industrials end markets. We also signed a software licensing deal with an OEM for our MotionEngine sensor fusion software targeting mobile products and a wireless communications platform deal with a customer designing a cellular IoT chip. Overall, we completed 12 deals in the quarter, three of which were with first-time customers and two of which were with OEMs.

Turning to royalties for the quarter, we continued our excellent momentum, delivering our strongest royalty quarter of the year and our fifth consecutive quarter of year-over-year royalty revenue growth. We also achieved an all-time high in royalty shipments, powering 623 million units in the quarter, the first time ever we have surpassed 600 million units in a single quarter. This milestone achievement was driven by record high shipments of both our Wi-Fi and Bluetooth IPs, with Wi-Fi shipments growing 110% year-over-year and Bluetooth shipments up 41% year-over-year. Smartphone shipments were up a healthy 27% year-over-year on the back of strong end market demand for low-end 4G and 5G smartphones, and we saw a notable sequential and year-over-year increase in 5G RAN shipments from our main customers. Our Audio/AI related shipments grew 94% year-over-year as smartwatches, wearables, soundbars and speakers are adopting our AI DSPs for more powerful chips to deliver immersive experiences for consuming music, gaming, movies and other multimedia. Likewise in TVs and PCs, our sensor fusion customer shipments grew sequentially and year-over-year to finish the year strong. Overall, this was our second highest quarter ever for royalties excluding mobile, reflecting the new royalty growth cycle that we have been highlighting in recent earnings calls. We’re particularly pleased to have achieved this through strength across multiple end markets, with multiple technologies and from a diverse array of customers.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

For the full year of 2024, we finished the year strong, delivering 10% topline growth, exceeding our expectations, reaching $106.9 million. Licensing and related revenue was $60 million, up 4% over 2023. We signed 43 licensing agreements in 2024 across our extensive IP portfolio; 11 of those deals were with OEMs who are integrating our IPs into their end products.

In terms of end markets, 21 of the deals target consumer markets and 19 for IIoT with the remainder targeting mobile, including 2 with our anchor mobile customers that signed long-term agreements in the fourth quarter. Twelve of the customers licensed multiple technologies from our portfolio, a clear indication that our strategy to offer a broad portfolio of IPs around connect, sense and infer is synergistic with addressing multiple needs of our customers.

In terms of full-year royalties, we delivered strong year-over-year 18% revenue growth and shipped a record 2 billion Ceva-powered units, marking the first time in our history to reach this milestone number. Shipment strength was across the board, with numerous records achieved. To highlight a few of these: we powered a record 1.1 billion Bluetooth devices, a record 179 million Wi-Fi devices, a record 170 million Cellular IoT devices, 340 million smartphones, and 170 million other smart edge devices powered by our DSPs, AI Accelerators and sensor fusion software. In terms of end markets, consumer IoT was 53% of annual royalties, followed by mobile at 32% and IIoT at 16%. Looking ahead into 2025, we anticipate that our Wi-Fi royalties and shipments will continue to grow, with a number of high-volume Wi-Fi 6 customers getting into production and ramping now. Similarly, we expect continued growth of our Bluetooth and cellular IoT shipments with additional customers coming to market and strengthening our dominant position in these markets. Also, on the back of signing new long-term licensing deals with our 2 main mobile customers, we expect the royalty contribution from mobile to grow year-over-year.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

Taking a step back and looking at Ceva in terms of business achievements and milestones, there are many this year, but I would like to highlight a few:

In connectivity, we solidified our position as the outstanding leader in this domain in multiple areas.

●

In 5G cellular, we completed several, repeat long term deals with our anchor customers in mobile and wireless infrastructure, securing our IP and solidifying our position in their roadmaps for the next generations of products.

●

We broadened our 5G customer base in the satellite and terminals markets, while adding multiple new customers for 5G V2X, cellular IoT and mobile broadband use cases. This enables us to service a diversified customer base across multiple 5G related end markets with our unified platform.

●

In short-range connectivity, we signed significant deals for our recently introduced next-generation Bluetooth 6 and 7 and Wi-Fi 7 platforms and established long-term strategic relationships with multiple global MCU leaders who are standardizing on our connectivity platforms for key areas of their product roadmaps. We also launched Ceva-waves-Links, a new family of multi-protocol wireless solutions as we look to deliver more value to our customers who increasingly need combo solutions for their designs. This combo solution allows us to secure better deal economics and improved royalties.

In sensing, we made significant progress with our Spatial Audio embedded application software, reaching production in headsets and earbuds with boAt, and winning new business with a global smartphone OEM for multiple headset and earbud SKUs to be launched in 2025. Our sensing DSPs also entered production in the automotive ADAS market with one of the world’s leading automotive semiconductors companies towards the end of the year, and our audio/sound DSPs experienced strong year-over-year growth in wearables, home audio and wireless speakers, driven by increasing demand for advanced audio pre and post processing. As spatial audio and other complex audio and voice use cases continue to evolve, our solutions are playing a critical role in enabling these next-generation user experiences.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

In inference, we introduced NeuPro-Nano, our new embedded AI NPU targeted at power-constrained devices and already signed multiple deals with lead customers looking to integrate it into their next generation SoCs. Overall, 2024 was a pivotal year for edge AI, with strong end market demand pushing companies to rapidly adopt AI capabilities in their end products, accelerating a refresh cycle. Edge AI is highly synergistic with our connectivity and sensing offerings, which we believe will lead to significant increased interest and demand for our edge AI portfolio from new and existing customers. These synergies are another strategy to drive larger deals with better economics for both licensing and royalties, paving the way for revenue growth per deal in the years ahead.

2024 was a landmark year for Ceva. Our commitment to operational excellence and disciplined execution delivered exceptional results across many fronts. We hit major R&D milestones, launched multiple innovative products like the NeuPro-Nano Edge AI NPU’s, all while doubling our non-GAAP EPS compared to 2023 and creating shareholder value. The progress we've made sets a strong foundation for an exciting 2025 and beyond.

Our success is a testament to the dedication, passion, and incredible efforts of our employees worldwide, and I am deeply grateful to each and every one of them for their contributions.

As for 2025, the shift from AI inference processing in the cloud to the edge continues to generate unprecedented demand for smart edge devices, driven by the need for lower power consumption, reduced latency, and cost savings required to make AI ubiquitous in everyday life. This shift is a pivotal growth driver for us. We are committed to maintaining our leadership in connectivity, ensuring that all devices are seamlessly connected and capable of handling multiple protocols. This connectivity is complemented by our sensing DSPs and software and edge AI NPUs, all of which enable the smart edge. Not only are we leading the way with IPs aimed at democratizing AI at the edge, but all of our IPs are inherently low power, built on our strong heritage of processors and connectivity technologies designed for battery-powered devices. With almost 20 billion Ceva-powered devices shipped to date, the majority of which are battery powered, low power is in our DNA.

We continue our focus on improving deal economics by delivering greater value to our customers through multi-connect protocols, AI accelerators and software enhancements. Our approach is to offer complete IP solutions rather than just individual components, ensuring that our customers receive integrated, high-value offerings that drive their success and ours. By enabling the Smart Edge ecosystem, we are positioning ourselves at the forefront of this technological revolution in multiple domains. I personally am incredibly excited for what’s ahead for Ceva.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the fourth quarter of 2024.

-	Revenue for the fourth quarter increased 21% to $29.2 million, as compared to $24.2 million for the same quarter last year. The revenue breakdown is as follows:
-	Licensing and related revenue increased 33% to $15.7 million, reflecting 54% of total revenues, as compared to $11.8 million for the fourth quarter of 2023.
-	Royalty revenue increased 9% to $13.5 million, reflecting 46% of total revenues, up from $12.3 million for the same quarter last year. This is the fifth sequential year-over-year growth in royalties.

-          Quarterly gross margins came in as forecasted and guided. 88% on a GAAP basis and 89% on a non-GAAP basis.

-          Total GAAP operating expenses for the fourth quarter was at the mid-range of our guidance range at $25.8 million.

-         Total non-GAAP operating expenses for the fourth quarter, excluding equity-based compensation expenses, amortization of intangibles and deal costs, were $21.6 million, also at the mid-range of our guidance.

-         GAAP operating income for the fourth quarter was $0.1 million, the first GAAP positive quarter in 2024, up from a GAAP operating loss of $2.8 million in the same quarter a year ago.

-       Non-GAAP operating margins and income were 15% of revenue and $4.5 million, 88% and 130% higher, than operating margins of 8% and operating income of $1.9 million recorded in the fourth quarter of 2023, respectively. Strong business execution and expense monitoring contributed to increased growth and profitability.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

-         Financial income, net was negative at $0.1 million, compared to $1.8 million income for the fourth quarter of 2023, significantly lower than our estimates of $1.2 million. This was due to a significant fall in value of the Euro versus the U.S. Dollar in the fourth quarter of over 7%, impacting the value of our Euro dominated assets, especially French tax receivables.

-         GAAP and non-GAAP taxes were approximately $1.7 million, slightly higher than our guidance and affected by geographies of revenue recognized from deals and royalty revenues.

-         GAAP net loss for the fourth of 2024 quarter was $1.7 million and diluted loss per share was 7 cents, as compared to net loss of $8.1 million and diluted loss per share of 34 cents for the fourth quarter of 2023.

-         Non-GAAP net income and diluted income per share for the fourth quarter of 2024 increased by 12% and 10%, to $2.7 million and 11 cents, respectively, as compared to net income of $2.4 million and diluted income per share of 10 cents reported for the same period last year.

With respect to other related data

Shipped units by Ceva licensees during the fourth quarter of 2024 were 623 million units, up 38% from the fourth quarter 2023 reported shipments.

●	Of the 623 million units reported, 129 million units, or 21%, were for mobile handset modems

●	459 million units were for consumer IoT products, up from 325 million units in Q4 ’23.

●	35 million units were for IIoT products, up from 27 million units in Q4 ’23.

●	Bluetooth shipments were a record high 343 million units in the quarter, up 41% year-over-year.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

●	Cellular IoT shipments were 46 million units, up 37% year-over-year.

●

Wi-Fi shipments were a record 66 million units, up 110% year-over-year. Wi-Fi royalties were up 175% year-over-year, driven by the higher royalty per for Wi-Fi 6 products, as shipment volumes continue to ramp up.

As for the year

●	Our total unit shipments were 2 billion in 2024, up 22% year-over-year, which equates to more than 60 Ceva-powered devices sold every second in 2024.

●	Annual mobile modem shipments were up 19% year-over-year to 340 million units, reflecting robust demand for low end smartphones which offer similar feature sets to more expensive mid-range models.

●	Annual Consumer IoT related shipments were 1.5 billion units, up 21% year-over-year.

●	Annual IIoT related shipments were 126 million units, up 50% year over year.

●	Wi-Fi, cellular IoT and audio AI shipments all showed strong year-over-year growth, of 71%, 31% and 36%, respectively from 2023.

●	In terms of royalty contribution highlights, Bluetooth royalties were up 54% year-over-year, reflecting ASP uplift from newer generations of Bluetooth shipping with better royalty economics.

●

On annual financial metrics, revenue increased 10%, above our 4%-8% initial guidance for the year, non-GAAP gross profit remained strong at 89%, non-GAAP operating margin and operating income more than doubled to 9% and $10 million, and net income and diluted earnings per share also doubled to $9 million and 36 cents. All demonstrating and contributing to increased shareholder value.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

As for the balance sheet items

-

As of December 31, 2024, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $164 million. In the fourth quarter we repurchased approximately 32,000 shares for approximately $1 million, and for the year, we repurchased approximately 375,000 shares for approximately $8.5 million. As of today, around 1 million shares are available for repurchase under the repurchase program as expanded in November 2024.

-	Our DSO for the fourth quarter of 2024 was 50 days, similar to our prior quarters.
-	During the fourth quarter, we generated $8 million cash from operating activities, on-going depreciation and amortization was $1.1 million, and purchase of fixed assets was $1 million.
-	At the end of the fourth quarter, our headcount was 428 people, of whom 349 were engineers.

Now for the guidance

Amir highlighted our 2024 achievements and our strong building blocks for longer-term growth and profitability, as we continue to execute on our strategy that we first presented on our December 2023 investor day. In 2024, we managed to execute better than our plan and achieved important milestones. This progress has enabled us to project 2025 as another year of growth from multiple financial and business aspects.

We have a healthy backlog and a promising pipeline of prospects as well as several positive trends and tailwinds with regards to continued market penetration for our Bluetooth, Wi-Fi, cellular IoT and smartphone technologies.

On an annual basis, our total revenue is expected to grow 7%-11% over 2024, with lower growth in the first half of the year and higher in the second half, similar to prior years and seasonal trends.

On the expense side, we plan to increase our 2025 overall expense levels (including both COGS & OPEX) at a significantly lower growth rate than our topline growth, at a range of 2%-6% or $99 million – $103 million. Overall non-GAAP COGS expense is expected to increase by approximately $2 million and non-GAAP OPEX is expected to increase by approximately $2.0 million.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

From the guidance and activities we have just discussed, we anticipate non-GAAP operating income and operating margins, as well as non-GAAP net income and fully diluted EPS to grow significantly year-over-year, by approximately 48%-52%.

Specifically for the first quarter of 2025

-       With typical seasonality in shipments of consumer IoT and mobile products post the holiday season, we expect overall revenue to be sequentially lower and in line with street estimates, still significantly higher than the first quarter of 2024. Revenues is forecasted to be $25.5 million to $27.5 million.

-        Gross margin is expected to be slightly lower than what we just reported for the fourth quarter, due to lower seasonal royalty revenue and allocation of design activities for a strategic customer. We forecast approximately 87% on a GAAP basis and 88% on a non-GAAP basis, excluding an aggregate of $0.1 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

-         GAAP OPEX for the first quarter of 2025 is expected to be in the range of $25.1 million to $26.1 million, a bit lower than the level we just reported for the fourth quarter of 2024. Of our anticipated total operating expenses for the first quarter, $4.0 million is expected to be attributable to equity-based compensation expenses, $0.2 million for amortization of acquired intangibles and $0.1 million of costs associated with business acquisitions. Non-GAAP OPEX is expected to be in the range of $21 million – $22 million, also just below the fourth quarter 2024 level.

-         Net interest income is expected to be approximately $1.3 million.

-         Taxes for the first quarter are expected to be approximately $1.2 million.

-         Share count for the first quarter of 2025 is expected to be 25.4 million shares.

https://www.ceva-ip.com/investor-relations/

Ceva, Inc. Q4 & FY 2024 Financial Results Conference Call - Prepared Remarks :: February 13, 2025

Operator: You can now open the Q&A session

Closing Remarks: Amir

On behalf of the Ceva team, thank you for joining us today. We're proud to have delivered strong year-over-year growth in our licensing and royalty businesses, capping off a successful year. With a compelling roadmap of innovative IPs that enable edge devices to connect, sense, and infer data, we're confident in our ability to drive long-term shareholder value in the smart edge era. As we continue into 2025, I wish you and your families a happy and prosperous year. I look forward to connecting with many of you at upcoming industry events and conferences throughout the rest of the year. Richard, I’ll hand over to you to wrap it up.

Wrap Up: Richard

Thank you Amir. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website. With regards to upcoming events, we will be participating in the following conferences:

●	Mobile World Congress 2025, March 3rd to 6th, in Barcelona, Spain

●	Loop Capital's 6th Annual Investor Conference, March 11th in New York

●	37th Annual ROTH Conference, March 17th and 18th in Dana Point, California

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye

https://www.ceva-ip.com/investor-relations/